Exhibit 99.1

Goldman Sachs Statement on Stress Capital Buffer

NEW YORK, NY, June 28, 2024 — On Wednesday, June 26, the Federal Reserve notified the firm of the Stress Capital Buffer (“SCB”) for The Goldman Sachs Group, Inc. (NYSE: GS) of 6.4%, resulting in a Standardized Common Equity Tier 1 (“CET1”) ratio requirement of 13.9%, which will become effective on October 1, 2024.

“This increase does not seem to reflect the strategic evolution of our business and the continuous progress we’ve made to reduce our stress loss intensity, which the Federal Reserve had recognized in the last three tests. We will engage with our regulator to better understand their determinations,” said Chairman and CEO David Solomon. “We continue to be well-positioned to support our clients as they navigate the challenges of a dynamic market environment. Our capital management philosophy prioritizes investing in our world-class interconnected businesses at accretive returns while prudently navigating the economic, regulatory, and geopolitical landscape.”

The firm’s capital plan includes an increase in the common stock dividend from $2.75 to $3.00 per share beginning July 1, 2024, demonstrating confidence in the durability of our franchise. This increase is subject to approval by the firm’s Board of Directors at the customary third quarter meeting.

The Goldman Sachs Group, Inc. is a leading global financial institution that delivers a broad range of financial services to a large and diversified client base that includes corporations, financial institutions, governments and individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

Cautionary Note on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside the firm’s control. It is possible that the firm’s final Stress Capital Buffer and capital actions (including dividends) may differ, possibly materially, from those described in this press release. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, as well as its actual Stress Capital Buffer and capital actions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the year ended December 31, 2023.

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Media Contact: Tony Fratto	Investor Contact: Jehan Ilahi

Tel: +1 212 902 5400	Tel: +1 212 902 0300